CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of First Trust Series Fund and to the use of our report dated February 29, 2024 on the financial statements and financial highlights of WCM Focused Global Growth Fund, a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into this Registration Statement of Form N-1A.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 1, 2024